Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of Satellogic Inc. and to the incorporation by reference therein of our report dated April 27, 2023, with respect to the consolidated statements of operations and comprehensive loss, redeemable preferred stock and stockholders’ equity (deficit) and cash flows of Satellogic Inc. for the year ended December 31, 2021 included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Pistrelli, Henry Martin y Asociados S.R.L.

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.

Member of Ernst & Young Global Limited

Buenos Aires, Argentina

June 7, 2024